Exhibit I

ANY REPLY OR SUBSEQUENT REFERENCE SHOULD BE ADDRESSED TO THE FINANCIAL SECRETARY AND THE FOLLOWING REFERENCE NUMBER QUOTED:-

Telephone No. 92-28600-16

Website: http://www.mof.gov.jm

Email: info@mof.gov.jm

MINISTRY OF FINANCE AND THE PUBLIC SERVICE 30 NATIONAL HEROES CIRCLE P.O. BOX 512 KINGSTON JAMAICA

July 16, 2008

Consul General

Consulate General of Jamaica

767 Third Avenue

New York, New York 10017

I, the Minister of Finance and the Public Service, on behalf of the Government of Jamaica (Jamaica), hereby confirm that the Consul General of Jamaica to the United States has been designated as the authorized agent of Jamaica in the United States for purposes of the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, filed with the United State Securities and Exchange Commission by Jamaica with respect to the notes (the Notes) to be issued under a fiscal agency agreement (the Fiscal Agency Agreement) to be entered into between Jamaica and a fiscal agent named therein. I confirm such designation is in full force and effect and has not been revoked.

I, the Minister of Finance and the Public Service, on behalf of Jamaica, hereby also confirm that the Consul General of Jamaica to the United States has been designated as the agent for service of process of Jamaica in the United States for purposes of (i) the Fiscal Agency Agreement, (ii) the Notes and (iii) the Underwriting Agreement relating thereto to be entered into between Jamaica and the underwriter[s] specified therein. I confirm that such designation is in full force and effect and has not been revoked.

/s/ Audley Fitz-Albert Shaw
Audley Fitz-Albert Shaw
Minister of Finance and the Public Service
duly authorized
for and on the behalf of
THE GOVERNMENT OF JAMAICA

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